Exhibit 8.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Calgary Ottawa Vancouver New York	April 20, 2022 Bank of Montreal 100 King Street West 1 First Canadian Place Toronto, Ontario Canada M5X 1A1 Ladies and Gentlemen:

We have acted as Canadian tax counsel to Bank of Montreal (“BMO”) in connection with the filing by BMO of its Registration Statement filed on Form F-3 dated April 20, 2022 (the “Registration Statement”) for common shares, class A preferred shares, class B preferred shares, senior debt securities and subordinated debt securities. We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” in the Registration Statement constitute an accurate summary of the principal Canadian federal income tax considerations described therein, subject to the limitations, qualifications, exceptions and assumptions referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Canadian Taxation”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP